Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Westlake Chemical Corporation of our report dated February 24, 2016 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Westlake Chemical Corporation, and of our report dated February 24, 2016 relating to the Westlake Chemical OpCo LP financial statements, which appear in Westlake Chemical Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 8, 2016